Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

Houston, Texas, December 1, 2009 - Dune Energy, Inc. (NYSE-Amex: DNE) (the “Company”) announced today that the Company’s stockholders have approved a 1-for-5 reverse stock split (the “Reverse Split”). The Reverse Split was previously disclosed in the proxy materials distributed to the Company’s stockholders in connection with that special stockholders’ meeting held on November 30, 2009 to authorize, among other things, amending the Company’s certificate of incorporation to effect the Reverse Split. The Reverse Split will be effective at the opening of trading on December 2, 2009.

On that date, the Company’s shares of common stock shall trade on a split-adjusted basis under the new CUSIP number of 265338 50 9.

As a result of the Reverse Split, every five shares of the Company’s that a stockholder owned were converted into one share of the Company, thus reducing the number of outstanding shares of common stock from approximately 185.5 million to 37.1 million as of the close of business on December 1, 2009, the effective date of the Reverse Split. Following the Reverse Split, the Company will continue to have 300 million authorized shares of common stock. Notwithstanding the Reverse Split, each stockholder will continue to hold the same percentage of the Company’s outstanding common shares immediately following the Reverse Split as he or she held immediately prior to the Reverse Split, except for adjustments for fractional shares resulting from the Reverse Split. Fractional shares created as a result of the Reverse Split will be rounded up to the nearest whole share.

The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as exchange agent for the Reverse Split. AST will manage the exchange of pre-reverse stock split shares for post-reverse stock split shares. As soon as practicable, AST will provide stockholders of record as of the effective time of the Reverse Split with a letter of transmittal providing instructions for the exchange of their certificates representing pre-reverse stock split shares of common stock for new certificates of post-reverse stock split shares of common stock. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any relevant instructions.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300